Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties Announces Estimated NAV Results and First Quarter Distribution

March 22, 2022

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Professional,

CNL Healthcare Properties filed a Form 8-K on March 22, 2022, to announce (1) its estimated net asset value (NAV) 1 per share for its common stock as of Dec. 31, 2021, and (2) a 50% discount to the first quarter distribution.2

Estimated NAV Highlights

•

The company again retained the services of Robert A. Stanger & Co., Inc. (Stanger), an independent third-party valuation firm, to conduct an annual net asset valuation analysis. A webinar will be held on March 30, 2022, at 1 p.m. to discuss the valuation results. See below for registration info.

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The estimated NAV per share is $7.37 as of Dec. 31, 2021. The estimated NAV represents the midpoint of the range of values, $6.99 to $7.78 per share, provided by Stanger and unanimously recommended by the board’s valuation committee, consisting solely of independent directors.

•	An essentially unchanged NAV per share value during what is unquestionably a volatile and dynamic time supports the company’s ongoing belief in its national seniors housing portfolio quality.

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The $7.37 estimated NAV per share includes an adjustment for the company’s current projection of approximate property-level transaction costs and an increase in year-over-year, same-store appraised real estate values – as explained below. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company began deducting these costs from the estimated NAV in 2018, following its initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

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The economic effects of the COVID-19 pandemic continue to be palpable and widespread, negatively impacting many industries, and certainly including the seniors housing segment. As the company enters year three of the pandemic, it has gleaned measurable insight into its properties’ operational performance under highly strained and variable conditions, which has helped quell some of the uncertainty that existed earlier in the pandemic.

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Although property cash flows continued to recede over 2021 due primarily to the Delta and Omicron waves, occupancy within the company’s portfolio improved meaningfully over the year. Increases to asking rents and normalizing expenses in the near-to-midterm are expected to lift future property cash flows, resulting in forward-looking improved property projections in the 2021 valuation exercise. That said, there remains uncertainty about the pandemic’s continued effects on operating costs, labor challenges and other trends, particularly regarding new variants of COVID-19.

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Notwithstanding any of the above, we experienced a marginal (0.57%) increase in the aggregate appraised value of the company’s 72 appraised assets (71 seniors housing properties and one parcel of land) compared to the appraised values for the prior year’s NAV.[3] The increase was due primarily to improved property projections at the company’s RIDEA assets, partially offset by lower appraised values at the company’s net leased assets. Property values were specifically affected at the company’s seniors housing properties as follows:

•	RIDEA properties: managed under third-party agreements (56) – higher projected cash flows, while time to reach occupancy stabilization targets remained materially the same

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Triple net lease properties (15) – despite a decline in the weighted average direct cap rate in the company’s leased portfolio due to higher lease coverages for the company’s tenant operators, appraised values declined reflective of reduced year-one cash flows as compared to 2020

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The estimated NAV is a snapshot in time and does not necessarily indicate the value the company or its shareholders may receive now or in the future. The estimated NAV does not include estimated liquidation costs.

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The 73 assets were classified into two categories: (i) the appraised properties, which include 71 seniors housing assets and one parcel of land, and (ii) the sale property consisting of one acute care facility valued at $8.5 million based on the executed purchase and sale agreement.

•	The NAV excludes any portfolio premium or discount in accordance with the valuation policy and the IPA’s guidelines.[4]

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This letter will be mailed to shareholders on or about March 28, 2022. A webinar will be held on March 30, 2022, at 1 p.m. ET for shareholders and financial professionals. Register for the webinar at cnlhealthcareproperties.com/webinar. A replay of the webinar and the accompanying slide presentation will be available within 48 business hours on cnlhealthcareproperties.com.

First Quarter Distribution

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The board of directors approved a first-quarter 2022 cash distribution of $0.0256 per share, representing a 50% discount from the prior quarter. The dividend reduction is the direct result of various factors including persistent COVID-19 impacts on industry performance, magnified and real-time inflation levels that we are all experiencing, plus overarching geopolitical and broader market concerns stemming from the troubling Ukraine/Russia state of affairs.

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The distribution will be based on a March 22, 2022, record date and is anticipated to be paid to shareholders on or about March 31, 2022. The company kept its quarterly distribution level consistent and unchanged throughout the pandemic up until this point.

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The company will continue to assess its cash flow and operating income prospects, liquidity and balance sheet health, and progress toward strategic alternatives objectives related to future quarterly distributions. Therefore, there can be no assurances about future distributions.

For additional information, please read the Form 8-K filed March 22, 2022, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

[1]

The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[2]

Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2021, approximately 100% of regular cash distributions were covered by operating cash flow as defined by GAAP. The company’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2019, Dec. 31, 2018, Dec. 31, 2017, approximately 100%, 83%, 91%, respectively, of total distributions were covered by operating cash flow and approximately 0%, 17%, 9%, respectively, were funded by offering proceeds.

[3]

Two senior housing properties were under a purchase and sale agreement (PSA) at the time of the 2020 NAV exercise and were not included in the appraised value. For comparison purposes, the PSA value from 2020, which is substantially similar to the 2021 appraised value, is being used for these two properties. Additionally, the 2021 appraised value excludes one acute care facility, which was valued in the 2021 NAV based on a PSA.

[4]

There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

CHP-0322-2075469-BD